Exhibit 99.1

Synchronoss Technologies Reports Third Quarter 2022 Results

Operating Income of $1.3 million Versus Loss of $10.5 million in the Prior Year Period

Adjusted Free Cash Flow of $2.8 million in Q3 2022, a $6.6 million Improvement from Q3 2021

Results Driven by Continued Double Digit Cloud Subscriber Growth of 15% Year-Over-Year and Invoiced Cloud Revenue Growth of 7%

Company Reaffirms EBITDA Guidance, Revises Revenue Guidance Range to Between $253 Million to $260 Million

BRIDGEWATER, NJ - November 8, 2022 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in cloud, messaging, and digital products and platforms, today reported financial results for its third quarter ended September 30, 2022.

Third Quarter and Recent Operational Highlights:
•Announced 15% year-over-year Cloud subscriber growth for the third quarter of 2022. The tenth consecutive quarter of double-digit subscriber growth has been driven by the continued adoption of the Company’s Personal Cloud product by its customers’ subscribers, including Verizon and AT&T.
•Extended current Cloud agreement with AT&T for an additional option year through the end of 2023. The extension enables AT&T to continue utilizing Synchronoss Personal Cloud to power its AT&T Personal Cloud offering with no changes to the commercial terms.
•Consolidated user content to Verizon’s Private Storage infrastructure, allowing for more efficient management of all digital content on the Synchronoss Personal Cloud platform for Verizon customers. This consolidation also enables Synchronoss to more fully focus on developing new features and functionality, while simultaneously eliminating its investment into hosting petabytes of costly storage infrastructure going forward. Critically, this consolidation will enable functionality that will utilize the increased speed, reduced latency, and scalability of Verizon’s 5G network and next-generation storage infrastructure.
•Signed a Letter of Intent with a tier one global operator and began work to launch a new personal cloud solution in 2023. The carrier will provide access to an extensive mobile subscriber base, which is predominantly postpaid in nature. The new customer launch will begin contributing professional services revenues in Q4 2022 and is forecasted to deliver more than $50 million over the term of the relationship.
•Appointed Louis (“Lou”) Ferraro, Jr. as Chief Financial Officer, effective November 3. Ferraro had been seen serving as acting CFO since August and has been with Synchronoss since 2018. Synchronoss also appointed Mina Lackner as Chief Human Resources Officer, further expanding and improving the composition of its senior leadership team in two key areas.

Management Commentary

“In Q3, we took proactive steps to preserve our profitability and cash flow generation,” said Jeff Miller, President and CEO of Synchronoss. “Our successful actions resulted in positive income from operations and adjusted free cash flow, which improved nearly $11.8 million and $6.6 million, respectively, on a year-over-year basis. Further, we are encouraged by the continued strength of our cloud subscriber growth and invoiced Cloud revenue growth during the quarter, increasing 15% and 7% respectively, during the period, further highlighting the underlying strength of our cloud-first strategy.

“We extended our Cloud agreement with AT&T, marked the next chapter of our long-standing relationship with Verizon with an agreement to leverage their private storage infrastructure and signed an LOI with a global tier one operator under which we began work to launch their new cloud solution next year. Additionally, we extended agreements with two prominent Italian customers that have relied on Synchronoss solutions for over 20 years, respectively. Our solutions are becoming more relevant and essential to a large and growing market supported by global 5G adoptions and other major technology evolutions. While we recognize there is still much work to be done, the fundamentals of our business remain solid, and our cloud-first strategy is on the trajectory to deliver high-growth, recurring revenue, and cash generative capabilities.”

Key Performance Indicators ("KPIs"):
•Cloud subscriber growth of 15% continued the Company’s ongoing performance of year-over-year double-digit subscriber growth. Third quarter GAAP Cloud revenue decreased 11% year-over-year as a result of expected deferred revenue run-off in the current quarter as well as one-time professional services fees recorded in the prior year period.
•Invoiced Cloud revenue increased 6.8% year-over-year to $37.8 million in the third quarter. This non-GAAP measure is reconciled within the financial statements below. This KPI is intended to provide greater transparency in the underlying Cloud revenue trends as it is not impacted by changes in deferred and unbilled revenue.
•Quarterly recurring revenue was 83.7% of total revenue, an decrease from 86.6% of total revenue in the second quarter and an increase from 83.1% in the third quarter of last year.
•GAAP revenue breakdown by product is included below:

	Q3 2022 vs Q3 2021
(in thousands)	Q3 2022 Revenue	Q3 2021 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$38,558	$43,124	(10.6)%	64.4%
Digital	9,635	14,365	(32.9)%	16.1%
Messaging	11,703	12,264	(4.6)%	19.5%
	$59,896	$69,753		100.0%

Third Quarter 2022 Financial Results:
Results compare 2022 fiscal third quarter end (September 30, 2022) to 2021 fiscal third quarter end (September 30, 2021) unless otherwise indicated.

•Total revenue decreased 14% to $59.9 million from $69.8 million in the prior year period. The decline in revenue was a result of expected deferred revenue run-off in the current quarter, unfavorable foreign exchange impact, the Company’s divestiture of the DXP and Activation assets in the second quarter, and temporary slowdowns in purchasing activity as a result of current macroeconomic conditions. The FX impact to revenue in the third quarter totaled approximately $1.8 million due to the strength of the U.S. Dollar compared to the Euro and Japanese Yen. Negative impact from FX year-to-date has been approximately $3.9 million.
•Gross profit decreased 12% to $37.5 million (62.5% of total revenue) from $42.5 million (60.9% of total revenue) in the prior year period, primarily attributable to the revenue shortfall previously noted and the sale of the DXP and Activation assets. The increase in gross margin was primarily attributable to increased revenue from high-margin Cloud subscriber growth and ongoing benefits from cost saving initiatives.
•Income (loss) from operations was $1.3 million compared to a loss of $(10.5) million in 2021. The improvement in operating income was a result of increased high margin Cloud revenue, reduced SG&A expenses and greater efficiency of R&D resources and other cost saving initiatives.
•Net loss improved to $(1.3) million, or $(0.01) per share, compared to net loss of $(9.8) million, or $(0.11) per share, in the prior year period. The significant improvement in net loss was primarily attributable to operational improvements previously noted.

•Adjusted EBITDA (a non-GAAP metric reconciled below) decreased 7% to $11.5 million (19.1% of total revenue) from $12.3 million (17.6% of total revenue) in the prior year period. The increase in adjusted EBITDA margin was primarily attributable to the increased revenue from high-margin Cloud subscriber growth and ongoing benefits from cost saving initiatives previously noted. The decrease in adjusted EBITDA resulted from lower revenues as previously outlined.
•Cash and cash equivalents were $22.6 million at September 30, 2022, compared to $25.5 million at June 30, 2022 and $31.5 million at December 31, 2021. Free cash flow was $(0.7) million and adjusted free cash flow was $2.8 million. The Company did not receive additional tax refunds during the period, leaving its remaining due balance at approximately $28 million, which is expected to be paid out in the coming quarters.

Financial Commentary
CFO Lou Ferraro added: “Free cash flow, on both an adjusted and unadjusted basis, continues to demonstrate vast improvements year over year, increasing $8.1 million and $6.6 million, respectively. As noted previously, during the period we did experience a moderate slowing of customer decision making activity in some areas of our business. However, we believe these impacts to be temporary and in line with the overall industry response to current macroeconomic headwinds. Additional contributors to financial performance in the quarter came from an expected $4.2 million run-off in deferred revenue, the $2 million impact from the sale of the DXP and Activation assets earlier this year, $1.8 million in unfavorable revenue impact from foreign exchange, and slightly lower than anticipated cloud subscriber growth. The Company’s progress in improving operations continued, evidenced by an $11.8 million improvement to operating income driven by a $21.7 million reduction in costs and expenses during the period. Moreover, we’ve made significant headway against net loss, already resulting in a roughly $55 million favorable improvement through the first nine months of the year.”

2022 Financial Outlook
Compared to the third quarter of 2022, management expects fourth quarter revenue and adjusted EBITDA to increase. Growth in the fourth quarter is expected to come from continued strength in the Company’s Cloud and Messaging businesses, layering growth from existing customers and expected new customer agreements in the quarter.

The Company still expects to be free cash flow positive, on an adjusted basis, for the year, and looking to 2023, the Company reiterated that it expects to be free cash flow positive, on an unadjusted basis, given the upward trajectory of its Cloud business and the actions taken to drive down its cost structures.

Based on the financial performance in the first half of 2022 and better visibility into the remainder of the year, the Company is maintaining the range of its full year 2022 adjusted EBITDA expectations to between $48.0 million and $55.0 million from a previous range of $45.0 million to $55.0 million.

Additionally, the Company now expects GAAP revenue for the fiscal year ending December 31, 2022, to between $253.0 million and $260.0 million from a previous range of $260.0 million to $270.0 million. This revision was primarily the result of the $5.5 million annualized negative impact in FX and the delay in some decision making due to the macroeconomic environment. The sales pipeline remains healthy and subscriber growth continues to be strong. The comparable 2021 revenue is $265.0 million after adjusting for the divestiture of the Company’s DXP and Activation assets. Synchronoss is reiterating its projection for Cloud subscriber growth to continue at a double-digit rate on a year-over-year basis in 2022.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Conference Call
Synchronoss will hold a conference call today, November 8, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Registration Link: Click here to register:
https://register.vevent.com/register/BI3958a4e889ec431bbf2ae37a80668d73.

Please register online at least 10 minutes prior to the start time. Upon registration, the webcast platform will provide dial-in numbers and a unique access code. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay at: https://edge.media-server.com/mmc/p/ho6qpx5m and via the Investor Relations section of Synchronoss's website at www.synchronoss.com.

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, gross profit, adjusted EBITDA, operating income (loss), net income (loss), effective tax rate, and earnings (loss) per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, which include restructuring and cease-use lease expense, litigation, remediation and refiling costs and amortization of intangibles associated with acquisitions.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements
This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. Synchronoss has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the investigations by the Securities and Exchange Commission and the Department of Justice described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the

Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the SEC and available on the SEC’s website at www.sec.gov. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. Learn more at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	September 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$22,584	$31,504
Accounts receivable, net	45,903	47,586
Operating lease right-of-use assets	21,471	26,399
Goodwill	203,261	224,577
Other assets	105,670	120,668
Total assets	$398,889	$450,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$67,067	$73,013
Deferred revenues	15,002	22,916
Debt, non-current	134,200	133,104
Operating lease liabilities, non-current	30,725	36,095
Other liabilities	5,482	9,778
Preferred stock	68,348	72,505
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	65,565	90,823
Total liabilities and stockholders’ equity	$398,889	$450,734

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues	$59,896	$69,753	$190,998	$206,784
Costs and expenses:
Cost of revenues[1]	22,440	27,245	69,595	83,024
Research and development	12,911	15,368	42,162	49,962
Selling, general and administrative	15,338	27,953	48,523	67,790
Restructuring charges	201	1,485	1,905	3,075
Depreciation and amortization	7,726	8,215	24,019	26,567
Total costs and expenses	58,616	80,266	186,204	230,418
Income (loss) from operations	1,280	(10,513)	4,794	(23,634)
Interest income	20	24	230	54
Interest expense	(3,463)	(2,933)	(10,131)	(3,172)
(Loss) gain on divestiture	(73)	—	2,549	—
Other income (expense), net	4,437	(1,669)	10,206	(3,489)
Income (loss) from operations, before taxes	2,201	(15,091)	7,648	(30,241)
(Provision) benefit for income taxes	(1,115)	6,982	(1,678)	7,346
Net income (loss)	1,086	(8,109)	5,970	(22,895)
Net (loss) income attributable to redeemable noncontrolling interests	(66)	—	(256)	286
Preferred stock dividend	(2,298)	(1,722)	(7,255)	(33,728)
Net loss attributable to Synchronoss	$(1,278)	$(9,831)	$(1,541)	$(56,337)

Earnings (loss) per share:
Basic	$(0.01)	$(0.11)	$(0.02)	$(0.98)
Diluted	$(0.01)	$(0.11)	$(0.02)	$(0.98)
Weighted-average common shares outstanding:
Basic	86,400	85,646	86,156	57,662
Diluted	86,400	85,646	86,156	57,662
________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Nine Months Ended September 30,
	2022	2021
Net income (loss)	$5,970	$(22,895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	27,378	33,830
Changes in operating assets and liabilities	(22,270)	(5,384)
Net cash provided by operating activities	11,078	5,551

Investing activities:
Purchases of fixed assets	(1,021)	(1,386)
Purchases of intangible assets and capitalized software	(15,250)	(17,004)
Other investing activities	8,000	550
Net cash used in investing activities	(8,271)	(17,840)

Net cash (used in) provided by financing activities	(10,975)	2,687
Effect of exchange rate changes on cash	(752)	72
Net decrease in cash and cash equivalents	(8,920)	(9,530)

Cash and cash equivalents, beginning of period	31,504	33,671
Cash and cash equivalents, end of period	$22,584	$24,141

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$59,896	$69,753	$190,998	$206,784
Less: Cost of revenues	22,440	27,245	69,595	83,024
Gross Profit	37,456	42,508	121,403	123,760
Add / (Less):
Stock-based compensation expense	232	432	592	1,289
Restructuring, transition and cease-use lease expense	67	405	1,038	432
Adjusted Gross Profit	$37,755	$43,345	$123,033	$125,481
Adjusted Gross Margin	63.0%	62.1%	64.4%	60.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP Net loss attributable to Synchronoss	$(1,278)	$(9,831)	$(1,541)	$(56,337)
Add / (Less):
Stock-based compensation expense	1,801	2,289	4,692	7,355
Restructuring, transition and cease-use lease expense	557	2,981	3,949	7,956
Amortization expense[1]	2,436	3,036	7,469	9,851
Litigation, remediation and refiling costs, net	88	9,316	(227)	12,858
Non-GAAP Net income (loss) attributable to Synchronoss	$3,604	$7,791	$14,342	$(18,317)

Diluted Non-GAAP Net income (loss) per share	$0.04	$0.09	$0.17	$(0.32)

Weighted shares outstanding - Dilutive	86,400	85,646	86,156	57,662
___________________________
1 Amortization from acquired intangible assets.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended					Nine Months Ended
	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net income (loss) attributable to Synchronoss	$(1,278)	$5,327	$(5,590)	$(2,114)	$(9,831)	$(1,541)	$(56,337)
Add / (Less):
Stock-based compensation expense	1,801	964	1,927	1,950	2,289	4,692	7,355
Restructuring, transition and cease-use lease expense	557	1,381	2,011	2,286	2,981	3,949	7,956
Litigation, remediation and refiling costs, net	88	(1,292)	977	(30)	9,316	(227)	12,858
Depreciation and amortization	7,726	8,259	8,034	9,498	8,215	24,019	26,567
Interest income	(20)	(118)	(92)	15	(24)	(230)	(54)
Interest expense	3,463	3,343	3,325	3,248	2,933	10,131	3,172
Loss (gain) on divestiture	73	(2,622)	—	—	—	(2,549)	—
Other (income) expense, net	(4,437)	(4,065)	(1,704)	1,388	1,669	(10,206)	3,489
Provision (benefit) for income taxes	1,115	435	128	169	(6,982)	1,678	(7,346)
Net loss (income) attributable to noncontrolling interests	66	75	115	130	—	256	(286)
Preferred dividend[1]	2,298	2,519	2,438	1,781	1,722	7,255	33,728
Adjusted EBITDA (non-GAAP)	$11,452	$14,206	$11,569	$18,321	$12,288	$37,227	$31,102
___________________________
1 Includes $10.4 million preferred stock amortization costs accelerated due to Series A Preferred stock redemption in the second quarter of 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Cash provided by (used in) operating activities	$4,350	$(2,616)	$11,078	$5,551
Add / (Less):
Capitalized software	(4,555)	(6,045)	(15,250)	(17,004)
Property and equipment	(448)	(136)	(1,021)	(1,386)
Free Cashflow	(653)	(8,797)	(5,193)	(12,839)
Add: Litigation and remediation costs, net	2,030	3,304	2,704	4,045
Add: Restructuring	1,457	1,694	5,890	6,203
Adjusted Free Cashflow	$2,834	$(3,799)	$3,401	$(2,591)

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP Cloud Revenue	$38,558	$43,124	$123,536	$120,911
Increase / (Decrease) Change in Deferred Revenue	61	(4,224)	(7,660)	(14,424)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	(869)	(3,548)	(4,706)	(3,356)
Invoiced Cloud Revenue	$37,750	$35,352	$111,170	$103,131

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.